                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.      )



                        Roberts Realty Investors, Inc.
                   -----------------------------------------
                               (Name of Issuer)




                                 Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                  769900101
                   -----------------------------------------
                                (CUSIP Number)





     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  769900101               SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS     CHARLES SWAIN ROBERTS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    443,285
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   443,285
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           443,285
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           10.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
           IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   2   OF   5   PAGES
                               -----    -----

Item 1(a)        Name of Issuer:

                 Roberts Realty Investors, Inc.

Item 1(b)        Address of Issuer's Principal Executive Offices:

                 8010 Roswell Road, Suite 120
                 Atlanta, GA 30350

Item 2(a)        Name of Person Filing:

                 Charles Swain Roberts

Item 2(b)        Address of Principal Business Office:

                 8010 Roswell Road, Suite 120
                 Atlanta, GA 30350

Item 2(c)        Citizenship

                 United States of America

Item 2(d)        Title of Class of Securities:

                 Common Stock

Item 2(e)        CUSIP Number:

                 769900101

Item 3.          This statement is filed pursuant to Rule 13d-1(c).

Item 4.          Ownership.

                 (a)      Amount Beneficially Owned:
                          443,285 shares

                 (b)      Percent of Class:
                          10.6%

                 (c)      Number of Shares as to which such person has:

                          (i)  sole power to vote or to direct the vote
                                                                         443,285

                         (ii)  shared power to vote or to direct the vote
                                                                         0

                         (iii) sole power to dispose or to direct the
                                   disposition of                        443,285

                          (iv) shared power to dispose or to direct the
                                   disposition of                        0

Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.          Ownership of More Than Five Percent on Behalf of Another
                 Person.

                 No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not applicable.

Item 9.          Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 Not applicable.

                 Signature

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                 Date      February 7, 1997

                 Signature              /s/ Charles Swain Roberts
                                        -------------------------------




                                      -3-